Exhibit 99.1

   WILD OATS MARKETS, INC. REPORTS SECOND QUARTER AND FIRST HALF 2005 RESULTS

          STRONG SECOND QUARTER SALES DRIVE EARNINGS PER SHARE OF $0.03

        BOULDER, Colo., Aug. 4 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the second quarter and first half ended July 2, 2005.

        Highlights
            Second Quarter Results:
            * The Company reported a 13.1 percent net sales increase to $284.6 million.
            *   Comparable store sales were positive 5.4 percent.
            *   Net income was $0.03 per diluted share.
            * Adjusted EBITDA was $10.2 million versus $7.4 million last year, an increase of 37.8 percent.
            * Wild Oats opened one new store and relocated one store in the quarter.
            * The Company further strengthened its management team with the addition of Dan Bolstad as Senior Vice President of Operations.

        Financial Results
        Net sales in the second quarter of 2005 were $284.6 million, up 13.1 percent compared with $251.7 million in the second quarter of 2004. The sales gain was driven by strong performance in the Wild Oats chain and total square footage growth of 8.6 percent, as the Company ended the quarter with 2.53 million square feet. Weighted average square footage in the second quarter was
2.52 million square feet, an increase of 12.5 percent compared to weighted average square footage of 2.24 million in last year's second quarter. The addition of four new stores and two relocated stores in the first half of 2005 helped to drive the increase in net sales, as well as continued strong sales momentum in the Company's Wild Oats Natural Marketplace chain. First half 2005 net sales were $562.7 million, a 9.2 percent increase compared to $515.5 million in the same period last year.

        Comparable store sales in the second quarter of 2005 were better than expected at positive 5.4 percent compared with positive 1.5 percent in the second quarter of 2004. Excluding the Company's Southern California stores, which continued to lap difficult strike-related comparisons through the end of the second quarter, comparable store sales were positive 7.9 percent compared to
0.1 percent in last year's second quarter. Comparable store customer traffic in the second quarter increased 0.3 percent and comparable store average transaction size per customer increased 5.0 percent. Second quarter comparable store sales were bolstered by the Company's Wild Oats Natural Marketplace stores, which continued their accelerating sales momentum started in the fourth quarter of 2004. As a result of year-to-date sales performance, the Company expects comparable store sales for the full year to be at the high end of its previously stated 3.0 percent to 4.0 percent range.

        "We are very pleased with the continued strengthening of our sales momentum throughout the first half of the year," said Perry D. Odak, President and Chief Executive Officer of Wild Oats Markets, Inc. "Now that we're into the third quarter and the lapping of the Southern California grocery strike is behind us, we expect our comparable store sales to be solid throughout the remainder of the year. Additionally, our Wild Oats branded products rollout continues to exceed our expectations and is producing very strong sales, which is also contributing to our gross margin improvement."

        As a result of strong sales, a sequential increase in gross margins and a higher store contribution, net income was $0.9 million, or $0.03 per diluted share, compared with a net loss of $0.3 million, or $0.01 per diluted share in the same period last year. The net loss for the first half of 2005 was $0.2 million, or $0.01 per diluted share, compared with net income of $1.7 million, or $0.06 per diluted share, in the first six months of 2004. Due to the improvement in the second quarter, the Company has increased guidance for its full-year 2005 EPS to be in the $0.02 to $0.04 per share range, which is up from the range of break-even to $0.03 given previously.

        Net income in the second quarter of 2005 was adversely affected by approximately $1.0 million pre-tax, or $0.03 per share, in restructuring charges and accelerated depreciation for the closure of facilities. In the second quarter of 2004, net income was adversely affected by $0.7 million, or $0.01 per share, in accelerated depreciation for the closure of facilities, which offset a restructuring credit in the quarter. Net income for the first half of 2005 was negatively impacted by several items totaling $4.1 million, or $0.14 per share. Included was $2.9 million related to asset write-offs, restructuring charges and accelerated depreciation for the closure or relocation of facilities. Also included were $0.6 million in incremental accounting and legal fees related to the March 2005 lease restatement, and $0.6 million related to the write off of loan amortization fees, as a result of the termination of the Company's former credit facility. Net income in the first half of 2004 was adversely affected by $2.8 million, or $0.06 per share, related to restructuring charges and accelerated depreciation for the closure of facilities.

        Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, Loss on early extinguishments of debt, Loss (gain) on asset disposals, net, and Restructuring and asset impairment charges (income), net (Adjusted EBITDA) in the second quarter of 2005 were up 37.8 percent to $10.2 million compared to $7.4 million in the prior year second quarter (please refer to the attached reconciliation of non-GAAP Financial Information schedule). For the first six months of 2005, the Company generated Adjusted EBITDA of $19.9 million, up slightly compared with $19.0 million in last year's first half. The increase in Adjusted EBITDA in the second quarter was greater than the increase in the first six months because first quarter 2004 Adjusted EBITDA was bolstered by the benefit of additional sales during the Southern California grocery strike.

        "Our ability to better leverage our sales growth into profitability is further evidence that we are beginning to strike the right balance between gross margin, sales and earnings," said Mr. Odak. "Our return to profitability in the second quarter is encouraging, and we will stay focused on growing our margins to deliver continued profitable growth and strong shareholder value."

        Wild Oats reported gross profit of $82.6 million in the second quarter of 2005 compared with $73.4 million in the second quarter of 2004. As a percent of sales, gross profit improved sequentially over the first quarter of this year by 10 basis points, as the Company continues to rebuild its margins. However, in the year-over-year comparison, gross margin declined 20 basis points to 29.0 percent in the second quarter of 2005 compared with 29.2 percent in the second quarter last year. The decline in gross margin year-over-year is largely due to the impact of having a greater number of new stores in the portfolio than in the previous year, which adversely affected gross margin in the second quarter of 2005 by 40 basis points relative to the prior year quarter. Wild Oats generated gross profit of $162.8 million, or 28.9 percent of sales, in the first half of 2005 compared with $150.8 million, or 29.3 percent of sales, in the comparable period last year.

        Direct store expenses in the second quarter of 2005 were $60.7 million compared with $56.3 million in the second quarter of 2004. Direct store expenses as a percent of sales were 21.3 percent in the second quarter of 2005, compared with 22.4 percent in last year's second quarter. This improvement is due to leveraging payroll and the related taxes, along with improved loss history in the Company's self-insurance employee benefits, which offset a 10-basis-point increase in store-level expenses this year due to the addition of new stores, relative to the prior-year quarter. In the first six months of 2005, direct store expenses were $121.1 million, or 21.5 percent of sales, compared with $113.3 million, or 22.0 percent of sales, in the first half of 2004.

        Higher sales, relatively flat gross margin and better direct store expense leverage in the second quarter of 2005 resulted in a higher store contribution of $21.8 million, a 26.7 percent increase, compared with $17.2 million in last year's second quarter. As a percent of sales, store contribution grew to 7.7 percent in the second quarter of this year, compared with 6.8 percent in the same period in 2004. Store contribution in the first half of 2005 was $41.7 million, or 7.4 percent of sales, compared with $37.5 million, or 7.3 percent of sales, in the same period last year.

        Selling, general and administrative (SG&A) expenses in the second quarter of 2005 were $17.2 million, or 6.0 percent of sales, compared to $14.4 million, or 5.7 percent of sales, in the prior year second quarter. SG&A in the quarter increased relative to the second quarter of 2004 primarily because of an increased level of marketing and advertising spend to maintain the sales momentum, and accrued corporate and regional staff bonuses. SG&A expenses in the first six months of 2005 were $32.2 million, or 5.7 percent of sales, compared with $29.9 million, or 5.8 percent of sales in the same period last year. For the full year, the Company expects SG&A as a percent of sales to be slightly improved relative to 2004.

        Since the beginning of the year, the sum of cash, cash equivalents and short-term investments increased by $1.6 million to $43.4 million. Capital expenditures were $12.0 million in the first half of 2005, compared to $27.4 million in the same period last year. The Company expects full-year capital expenditures to be in the $35.0 million to $40.0 million range.

        Business Developments
        Wild Oats Markets opened one new Henry's store in Temecula, Calif. and relocated a Wild Oats store in the Portland, Ore. market in the second quarter of 2005. To date, these two new store openings have produced the strongest grand opening results for the Company in both the Henry's and Wild Oats chains. Wild Oats Markets plans to open an additional three new Henry's stores throughout the remainder of the year, bringing the total number of new stores opened in 2005 to nine. Currently Wild Oats has 17 leases or letters of intent signed for new stores opening in the remainder of this year, in 2006 and 2007. The Company also completed the major remodeling of two San Diego Henry's stores in July and expects it will complete major remodels of five additional stores by the end of the year.

        As previously announced, Wild Oats Markets is pursuing additional retail opportunities whereby it is offering its Wild Oats branded products in other retail environments. To this end, in the second quarter, Wild Oats opened the first of its five-store test of a Holistic Health boutique in the Plymouth, Mass. Stop & Shop store. The second Wild Oats Stop & Shop department will open in the third quarter in Fairfield, Conn.

        The Company recently announced that it has further strengthened its management team with the addition of Dan Bolstad as Senior Vice President of Operations. Mr. Bolstad brings more than 25 years of operations and management experience in the food retail industry. Most recently he was Senior Vice President of Operations for ShopKo Stores in Green Bay, Wis., a 140-store chain of multi-department retail stores. Mr. Bolstad spent most of his career at Fred Meyer Stores, a leading grocery and general merchandise retailer in the Pacific Northwest, where he served as Senior Vice President of Operations from 2001 to 2003. Prior to that, he held various management roles in store operations and merchandising during his 27-year tenure at Fred Meyer.

        Company management will host a conference call and webcast with financial analysts and investors on Thursday, August 4, 2005 at 1:00 p.m. Mountain time (3:00 p.m. Eastern time) to discuss financial results for the second quarter and first half ended July 2, 2005. Participants calling from the U.S. may call in by dialing (888) 324-0789. International callers should dial
(210) 234-0002. Participants should ask for the "Wild Oats second quarter earnings conference call" to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com. A replay of the conference call will be available until midnight on August 11, 2005 by dialing (866) 457-5509, domestically, or (203) 369-1283 from outside the U.S. The conference call will also be archived on the Company's website.

        Use of Non-GAAP Financial Measures
        Wild Oats believes that the attached supplemental presentation of EBITDA and Adjusted EBITDA calculations provide meaningful non-GAAP financial measures to help management and investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events as determined by management. Readers are cautioned not to view EBITDA or Adjusted EBITDA as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP net income (loss) results to EBITDA and Adjusted EBITDA for the second quarters and first halves of 2005 and 2004, respectively, contained below.

        About Wild Oats
        Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1 billion in annual sales, the Company currently operates 111 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Markets, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

        Risk Factors and Uncertainties
        This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open and relocate in the future, and the anticipated performance of such new stores; the impact of changes in the Company's merchandising and marketing programs; expected future comparable store sales, revenues and earnings per share, and future financial measures and prospects for favorable growth and performance.

        The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the number of stores opened, closed or relocated; the Company's ability to execute, and the results of merchandising and marketing programs; the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2005. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

        The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)

                                                                THREE MONTHS ENDED
                                             ---------------------------------------------------------
                                                        July 2,                       June 26,
                                                         2005                          2004
                                             ---------------------------   ---------------------------
Sales                                        $    284,608          100.0%  $    251,697          100.0%
Cost of goods sold and occupancy costs            202,049           71.0%       178,263           70.8%
                                             ------------                  ------------
      Gross Profit                                 82,559           29.0%        73,434           29.2%

Direct store expenses                              60,724           21.3%        56,271           22.4%
                                             ------------                  ------------
      Store Contribution                           21,835            7.7%        17,163            6.8%

   Selling, general, and
    administrative expenses                        17,201            6.0%        14,418            5.7%
   Loss (gain) on disposal of assets,
    net                                                53            0.0%            48            0.0%
   Pre-opening expenses                               780            0.3%         1,982            0.8%
   Restructuring and asset impairment
    charges (income), net                             909            0.3%          (134)          -0.1%
                                             ------------                  ------------
      Income from operations                        2,892            1.0%           849            0.3%

Gain (loss) on early extinguishment of
 debt                                                  --            0.0%            --            0.0%
Interest income                                       361            0.1%           222            0.1%
Interest expense                                   (2,144)          -0.8%        (1,306)          -0.5%
                                             ------------                  ------------
          Income (loss) before income
           taxes                                    1,109            0.4%          (235)          -0.1%
          Income tax expense                          187            0.1%            96            0.0%
                                             ------------                  ------------
            Net income (loss)                $        922            0.3%  $       (331)          -0.1%
                                             ============                  ============
Basic net income (loss) per common
 share                                       $       0.03                  $      (0.01)
                                             ============                  ============
Weighted average number of
   common shares outstanding                       28,667                        29,788


Diluted net income (loss) per common
 share                                       $       0.03                  $      (0.01)

Weighted average number of
   common shares outstanding, assuming
    dilution                                       29,185                        29,788

                                                                 SIX MONTHS ENDED
                                             ---------------------------------------------------------
                                                        July 2,                       June 26,
                                                         2005                          2004
                                             ---------------------------   ---------------------------
Sales                                        $    562,687          100.0%  $    515,492          100.0%
Cost of goods sold and occupancy costs            399,872           71.1%       364,652           70.7%
                                             ------------                  ------------
      Gross Profit                                162,815           28.9%       150,840           29.3%

Direct store expenses                             121,095           21.5%       113,314           22.0%
                                             ------------                  ------------
      Store Contribution                           41,720            7.4%        37,526            7.3%

   Selling, general, and
    administrative expenses                        32,241            5.7%        29,939            5.8%
   Loss (gain) on disposal of assets,
    net                                                44            0.0%           (69)           0.0%
   Pre-opening expenses                             2,697            0.5%         2,581            0.5%
   Restructuring and asset impairment
    charges (income), net                           2,460            0.4%           135            0.0%
                                             ------------                  ------------
      Income from operations                        4,278            0.8%         4,940            1.0%

Gain (loss) on early extinguishment of
 debt                                                (559)          -0.1%            --            0.0%
Interest income                                       685            0.1%           408            0.1%
Interest expense                                   (4,311)          -0.8%        (2,341)          -0.5%
                                             ------------                  ------------
          Income (loss) before income
           taxes                                       93            0.0%         3,007            0.6%
          Income tax expense                          322            0.1%         1,269            0.2%
                                             ------------                  ------------
            Net income (loss)                $       (229)           0.0%  $      1,738            0.3%
                                             ============                  ============
Basic net income (loss) per common
 share                                       $      (0.01)                 $       0.06

Weighted average number of
   common shares outstanding                       28,622                        29,982

Diluted net income (loss) per common
 share                                       $      (0.01)                 $       0.06

Weighted average number of
   common shares outstanding, assuming
    dilution                                       28,622                        30,860

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

                                                   July 2,       January 1,
                                                    2005           2005
                                                ------------   ------------
                                                (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents                     $     43,418   $     30,671
  Short-term investments                                  --         11,144
  Inventories (net of reserves of
   $889 and $815, respectively)                       58,475         54,960
  Accounts Receivable (net of
   allowance for doubtful accounts
   of $116 and $153, respectively)                     3,211          3,860
  Prepaid expenses and other current
   assets                                              5,454          5,741
                                                ------------   ------------
       Total current assets                          110,558        106,376

Property and equipment, net                          176,068        177,830
Goodwill, net                                        105,124        106,084
Other intangible assets, net                           6,271          6,491
Deposits and other assets                              8,109          8,361
Deferred tax asset                                       674            418
                                                ------------   ------------
       Total assets                             $    406,804   $    405,560
                                                ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $     57,816   $     54,428
  Book overdraft                                      20,974         23,325
  Accrued Liabilities                                 52,161         53,154
  Current portion of debt, capital
   Leases, and financing obligations                     706            405
  Deferred tax liabilities                               345             --
                                                ------------   ------------
       Total current liabilities                     132,002        131,312

Long-term debt, capital leases and
 financing obligations                               148,453        148,675
Other long-term obligations                           24,282         24,472
                                                ------------   ------------
       Total liabilities                             304,737        304,459
                                                ------------   ------------
Stockholders' equity:
  Preferred stock, $.001 par value;
   5,000,000 shares authorized; no
   shares issued and outstanding                          --             --
  Common stock; $0.001 par value;
   60,000,000 shares authorized,
   30,645,967 and 30,466,701 shares
   issued; 28,688,167 and
   28,488,901 outstanding, respectively                   31             30
  Treasury stock, at cost: 1,977,800
   shares as of July 2, 2005 and
   January 1, 2005                                   (24,999)       (24,999)
  Additional paid-in capital                         222,820        221,029
  Note receivable, related party                     (11,730)       (11,416)
  Accumulated deficit                                (84,738)       (84,509)
  Accumulated other comprehensive
   income                                                683            966
                                                ------------   ------------
       Total stockholders' equity                    102,067        101,101
                                                ------------   ------------
       Total liabilities and
        stockholders' equity                    $    406,804   $    405,560
                                                ============   ============

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per-share amounts)
(Unaudited)

                                                     SIX MONTHS ENDED
                                                ---------------------------
                                                   July 2,       June 26,
                                                    2005           2004
                                                ------------   ------------
Cash Flows From Operating Activities:
  Net (loss) income                             $       (229)  $      1,738
Adjustments to reconcile net (loss)
 income to net cash
  from operating activities:
    Depreciation and amortization                     13,117         14,015
    Loss (gain) on disposal of
     property and equipment                               44            (69)
    Deferred tax expense                                 134            671
    Restructuring and asset
     impairment charges, net                           2,460            135
    Interest on related party
     receivable                                         (314)          (297)
    Stock compensation                                   244          1,031
    Accretion on debt issuance costs                     259            197
    Loss on early extinguishment of
     debt                                                559             --
  Change in assets and liabilities,
   net                                                (1,537)         4,113
                                                ------------   ------------
    Net cash provided by operating
     activities                                       14,737         21,534

Cash Flows From Investing Activities:
  Capital expenditures                               (11,978)       (27,374)
  Proceeds from the sale of short-term
   investments                                        11,116             --
  Proceeds from sale of property and
   equipment                                              26            964
                                                ------------   ------------
    Net cash used in investing
     activities                                         (836)       (26,410)

Cash Flows From Financing Activities:

  Net repayments under line of credit                     --        (30,179)
  Net decrease in book overdraft                      (2,351)        (5,492)
  Proceeds from long-term debt                            --        115,150
  Repayments on notes payable, long-term
   debt and capitalized leases                          (183)           (64)
  Payment of debt issuance costs                          --         (3,636)
  Proceeds from issuance of common
   stock, net                                          1,548          2,552
  Repurchase of common stock                              --        (24,999)
                                                ------------   ------------
    Net cash (used in) provided by
     financing activities                               (986)        53,332

Effect of exchange rate changes on
 cash                                                   (168)           (85)
                                                ------------   ------------
Net increase in cash and cash
 equivalents                                          12,747         48,371
Cash and cash equivalents at
 beginning of period                                  30,671         17,400
                                                ------------   ------------
Cash and cash equivalents at end of
 period                                         $     43,418   $     65,771
                                                ============   ============
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

    Equipment acquired through
     capital lease                              $        262   $        105

Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
RECONCILIATION OF NON GAAP FINANCIAL INFORMATION
(in thousands)
(unaudited)

                                                 THREE MONTHS ENDED             SIX MONTHS ENDED
                                             ---------------------------   ---------------------------
                                                July 2,        June 26,       July 2,        June 26,
                                                 2005            2004          2005            2004
                                             ------------   ------------   ------------   ------------
Net income (loss)                            $        922   $       (331)  $       (229)  $      1,738
Interest expense, net of interest
 income                                             1,783          1,084          3,626          1,933
Income tax expense                                    187             96            322          1,269
Depreciation and amortization                       6,382          6,609         13,117         14,014
                                             ------------   ------------   ------------   ------------
     EBITDA                                         9,274          7,458         16,836         18,954
Loss on early extinguishment of debt                   --             --            559             --
Loss (gain) on asset disposals, net                    53             48             44            (69)
Restructuring and asset impairment
 charges (income), net                                909           (134)         2,460            135
                                             ------------   ------------   ------------   ------------
     Adjusted EBITDA                         $     10,236   $      7,372   $     19,899   $     19,020
                                             ============   ============   ============   ============
Percent of Sales                                      3.6%           2.9%           3.5%           3.7%

SOURCE  Wild Oats Markets, Inc.
        -0-                             08/04/2005
        /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
        /Web site:  http://www.wildoats.com/

-